Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-234175 and 333-112329 on Form S-3 and Registration Statement Nos. 333-224928, 333-208151, 333-206239, 333-181436, 333-70708, and 333-61112 on Form S-8 of our reports dated February 22, 2021, relating to the financial statements of United Parcel Service, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company's change in method of accounting for leases due to the adoption of a new accounting standard), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 22, 2021